EXHIBIT 99.1

PSB Holdings, Inc.
News Release

September 3, 2008
For immediate Release
Contact: Robert J. Halloran, Jr., President, PSB Holdings, Inc.
Telephone: 860-928-6501

PSB HOLDINGS, INC. DECLARES DIVIDEND INCREASE

PUTNAM, CT – September 3, 2008 – Thomas A. Borner, Chairman and Chief Executive Officer of PSB Holdings, Inc., today announced that the Company’s Board of Directors has declared a quarterly cash dividend of $.10 per share of the Company's common stock. On an annual basis, PSB Holdings, Inc.'s dividend increases to $.40 from $.36 per common share.  The dividend will be payable to stockholders of record as of October 3, 2008, and will be paid on October 17, 2008.  This is the 16th consecutive quarterly dividend since PSB Holdings, Inc. first paid a dividend in 2005, and the fifth dividend increase since becoming a public company in 2004.

“Having maintained a steady course of sound loan underwriting and expense control, we are pleased to be in a position to pass the enhanced earnings through to our shareholders,” said Mr. Borner. “We are cautiously optimistic that we will continue to handle the challenging economic conditions with reasonably sustainable results.”
The Company is the majority-owned subsidiary of Putnam Bancorp, MHC, a federal mutual holding company, which owns 3,729,846 of the Company's outstanding shares. Putnam Bancorp, MHC intends to waive the receipt of dividends paid on its shares of the Company.

PSB Holdings, Inc., headquartered in Putnam, Connecticut, is the parent of Putnam Bank, a federally chartered stock bank founded in 1862. The Bank offers a wide range of financial services through its seven full-service offices. Putnam Bank also operates a full-service loan center in Putnam, Connecticut. The Bank's deposits are insured by the Federal Deposit Insurance Corporation. PSB Holdings Inc.'s common stock trades on the NASDAQ Global Market under the symbol PSBH.

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